As filed with the Securities and Exchange Commission
                   on January 28, 2005, Registration No. 333-



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 Cox Radio, Inc.
             (Exact name of registrant as specified in its charter)

          Delaware                                     58-1620022
(State or other jurisdiction of                    (I.R.S. Employer
 incorporation or organization)                   Identification No.)

   6205 Peachtree Dunwoody Road
       Atlanta, Georgia                                  30328
(Address of Principal Executive Offices)               (Zip Code)


                                 COX RADIO, INC.
                          SAVINGS PLUS RESTORATION PLAN
                              (Full title of plan)


                             DOW, LOHNES & ALBERTSON
                                     Counsel
                         1200 New Hampshire Avenue, N.W.
                                    Suite 800
                             Washington, D.C. 20036
                     (Name and Address of agent for service)

                     Telephone number of agent for service:
                                 (202) 776-2000

                         CALCULATION OF REGISTRATION FEE

------------------------ --------------------- ------------------------ --------------------- -----------------------
   Title Of Security         Amount Being          Proposed Maximum       Proposed Maximum           Amount Of
   Being Registered           Registered            Offering Price       Aggregate Offering      Registration Fee
                                                       Per Share                Price
------------------------ --------------------- ------------------------ --------------------- -----------------------

------------------------ --------------------- ------------------------ --------------------- -----------------------
Deferred Compensation         5,000,000(2)              $1.00               $5,000,000(3)             $588.50
Obligations(1)
------------------------ --------------------- ------------------------ --------------------- -----------------------

1 The Deferred Compensation Obligations are unsecured obligations of Cox Radio,
  Inc. to pay deferred compensation in accordance with the terms of the Cox Radio, Inc. Savings Plus Restoration Plan.
2 The amount to be registered is based upon an estimate of the amount of compensation to be deferred by participants under the Plan.
3 Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933.


                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information specified in the instructions to Part I of Form S-8 will be sent or given to employees participating in the Cox Radio, Inc. Savings Plus Restoration Plan (the "Plan") as specified by Rule 428(b)(1) of the Securities Act of 1933 (the "Securities Act"). Those documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of
Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

         Cox Radio, Inc. (the "Registrant") hereby incorporates, or will be deemed to have incorporated, herein by reference the following documents:

         (1) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed March 1, 2004;

         (2) All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, referred to as the "Exchange Act", since the end of the fiscal year covered by the Registrant's Annual Report;

         (3) The description of the Registrant's Class A Common Stock contained in the Registrant's most recent Exchange Act registration statement on Form 8-A, including any amendment thereto or report filed for the purpose of updating such description; and

         (4) All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 4.  Description of Securities

         Under the Plan, the Registrant will provide eligible employees the opportunity to defer a percentage of annual compensation. The obligations of the Registrant under the Plan (the "Obligations") will be unsecured general obligations of the Registrant to pay the deferred compensation in the future in accordance with the terms of the Plan. An employee participating in the Plan will have no greater right to payment in respect of his or her Obligations than that of a general, unsecured creditor of the Registrant.

         The amount of compensation to be deferred by each participating employee will be determined in accordance with the terms of the Plan and based on the employee's election. The Registrant may in its discretion match each dollar of compensation deferred by the employee by 50% up to 6% of the employee's compensation deferred but subject to a maximum match amount of $6,000 minus the matching contribution made by the Registrant on behalf of the employee to the Registrant's 401(k) plan. The Obligations in respect of a participating employee will be payable upon his or her separation from service, retirement or death. The Obligations guarantee the payment of the employee's deferral and the Registrant's matching deferral, plus an annual rate of return on such amounts determined by the Registrant, which in no event shall be less than an annual rate of 5%.

         An employee's right or the right of any other person to the Obligations cannot be assigned, alienated, sold, garnished, transferable, pledged or incumbent, except by the employee's written designation of a death beneficiary under the Plan, by written will, or by the laws of descent and distribution.

         The Obligations are not subject to redemption at the option of the Registrant prior to an employee's separation from service and are not convertible to any other security of the Registrant. However, the Registrant reserves the right to amend or terminate the Plan at any time. No trustee has been appointed having the authority to take action with respect to the Obligations in the event of default or for any other reason.

Item 5.  Interests of Named Experts and Counsel

         Certain attorneys of Dow, Lohnes & Albertson, PLLC hold less than one percent of the outstanding shares of the Registrant's Class A Common Stock.

Item 6.  Indemnification of Officers and Directors

         Section 102(b)(7) of the General Corporation Law of the State of Delaware, or the "DGCL", provides that a corporation (in its original certificate of incorporation or an amendment thereto) may eliminate or limit the personal liability of a director (or certain persons who, pursuant to the provisions of the certificate of incorporation, exercise or perform duties conferred or imposed upon directors by the DGCL) to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Certificate of Incorporation, as amended, limits the liability of directors to the extent permitted by Section 102(b)(7) of the DGCL.

         Reference is made to Section 145 of the DGCL, which provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (also known as a "derivative action")), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise. The Registrant's Certificate of Incorporation, as amended, provides that the Registrant shall indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties to which they may be made parties by reason of their being or having been directors, officers, or employees, provided that the Registrant shall so indemnify such persons only if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

Item 7.  Exemption from Registration Claimed

         Not Applicable.

Item 8.  Exhibits

         The following exhibits are filed on behalf of the Registrant as part of this Registration Statement:

         Exhibit Number            Description of Exhibit
         4.1                       Cox Radio, Inc. Savings Plus Restoration Plan
                                   (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, filed January 28, 2005 (Commission file
                                   No. 1-12187))
         5.1                       Opinion of Dow, Lohnes & Albertson, PLLC(1)
         23.1                      Consent of Deloitte & Touche LLP
         23.2                      Consent of Dow, Lohnes & Albertson (contained
                                   in their opinion in Exhibit 5.1)

                 ---------------------------------------------

(1) The Plan is an unfunded, nonqualified plan that is maintained by the Registrant primarily for the purpose of providing deferred compensation to a select group of management and highly compensated employees of the Registrant. A top-hat plan exemption has been filed with the Department of Labor to exempt the Plan from the requirements imposed under Parts 2, 3 and 4 of Title I of ERISA (and otherwise exempt it from the requirements imposed under Title IV of ERISA). The Plan remains subject only to the general plan documentation, disclosure and administration requirements of Part 1 and Part 5 of Title I of ERISA. Thus, no formal legal opinion regarding the Plan's compliance with the specific plan term requirements of Parts 2, 3 and 4 is applicable or required.

Item 9.  Undertakings

       (a)   The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

             (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's Annual Report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Atlanta, State of Georgia on the 7th day of December, 2004.

                                        COX RADIO, INC.

                                        By:/s/ Robert F. Neil
                                           --------------------------
                                               Robert F. Neil
                                               President and
                                               Chief Executive Officer

         Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed by the following persons in the capacities and on the dates indicated:

Signature                                 Capacity                          Date
/s/James C. Kennedy                Chairman of the Board of           December 7, 2004
------------------------           Directors
   James C. Kennedy

/s/Robert F. Neil                  President and Chief Executive      December 7, 2004
------------------------           Officer, and Director
   Robert F. Neil                  (Principal Executive Officer)

/s/Neil O. Johnston                Vice President and                 December 7, 2004
------------------------           Chief Financial Officer
   Neil O. Johnston                (Principal Financial And
                                   Accounting Officer)

/s/Juanita P. Baranco              Director                           December 7, 2004
------------------------
   Juanita P. Baranco

/s/G. Dennis Berry                 Director                           December 7, 2004
------------------------
   G. Dennis Berry

/s/Richard A. Ferguson             Director                           December 7, 2004
------------------------
   Richard A. Ferguson

/s/Marc W. Morgan                  Director                           December 7, 2004
------------------------
   Marc W. Morgan

/s/Nicholas D. Trigony             Director                           December 7, 2004
------------------------
   Nicholas D. Trigony


                                                          Exhibits 5.1 and 23.2

                                                          January 28, 2005


Cox Radio, Inc.
6205 Peachtree Dunwoody Road
Atlanta, Georgia 30328

         Re:  Registration Statement of Form S-8

         We have acted as special counsel for Cox Radio, Inc., a Delaware corporation ("Cox"), in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") pertaining to certain deferred compensation obligations of Cox (the "Obligations") being registered for issuance, which represent unsecured obligations of Cox to pay deferred compensation in the future in accordance with the terms of the Cox Radio, Inc. Savings Plus Restoration Plan (the "Plan").

         In preparing this opinion we have reviewed (i) the Registration Statement, (ii) Cox's Amended Certificate of Incorporation and Bylaws, (iii) the Plan, and (iv) certain records of Cox's corporate proceedings as reflected in its minute and stock books.

         With respect to the foregoing documents, we have assumed: (i) the authenticity of all documents submitted to us as originals, the conformity with authentic original documents of all documents submitted to us as copies or forms, the genuineness of all signatures and the legal capacity of natural persons, and (ii) that the foregoing documents, in the forms thereof submitted for our review, have not been altered, amended or repealed in any respect material to our opinion as stated herein. We have not reviewed any documents other than the documents listed above for purposes of rendering our opinion as expressed herein, and we assume that there exists no provision of any such other document that bears upon or is inconsistent with our opinion as expressed herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we assume to be true, complete and accurate in all material respects.

         We are members of the Bar of the District of Columbia and do not purport to be experts on, or generally familiar with, or certified to express legal conclusions based upon, the laws of any other jurisdiction. As to matters of law set forth below, our opinion is limited to matters of law arising under the General Corporation Law of the State of Delaware and federal law of the United States of America, insofar as such laws apply (collectively "Applicable Law"); provided, however, that the term Applicable Law includes only those laws and regulations that a lawyer exercising customary professional diligence would reasonably recognize as being directly applicable to the issuance and sale of the Obligations pursuant to the Plan and does not include laws of the type described in Section 19 of the Legal Opinion Accord of the American Bar Association Section of Business Law (1991). We express no opinion as to conflicts of law rules or the laws of any states or jurisdictions, including federal laws regulating securities or the rules and regulations of stock exchanges or any other regulatory body, other than as specified above.

         In rendering this opinion, we have assumed that: (i) the Registration Statement will be automatically effective when filed with the Securities and Exchange Commission (the "Commission") in accordance with Rules 456 and 462 promulgated under the Securities Act of 1933, as amended (the "Securities Act"); and (ii) the Registration Statement will be effective at the time any Obligations are offered or issued under the Plan.

         Based upon and subject to the foregoing and any other qualifications stated herein, we are of the opinion that the Obligations, when and to the extent issued pursuant to the provisions of the Plan, will be valid and binding legal obligations of Cox under Applicable Law, subject to limitations imposed by bankruptcy, insolvency, reorganization, moratorium or similar laws and related court decisions of general applicability relating to or affecting creditors' rights generally and general equitable principles.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement, provided, that in giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder. Except as provided for hereinabove, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose.

                                          Very truly yours,

                                          DOW, LOHNES & ALBERTSON, PLLC



                                          By:/s/Richard P. McHugh
                                             -------------------------
                                                Richard P. McHugh
                                                Member

                                                                    Exhibit 23.1
                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption, effective January 1, 2002, of Statement of Financial Accounting Standards ("SFAS") No. 142 and, effective January 1, 2001, of SFAS No. 133, as amended) appearing in the Annual Report on Form 10-K of Cox Radio, Inc. for the year ended December 31, 2003.



/s/ Deloitte & Touche LLP
--------------------------
Deloitte & Touche LLP
Atlanta, Georgia
January 28, 2005